Exhibit 4.1

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Agreement”) is entered into as of September 6, 2017, by and among Live Ventures Incorporated, a Nevada corporation (the “Company”), on the one hand, and Jon Isaac, an individual, and Kingston Diversified Holdings LLC, a _________ limited liability company, on the other hand (collectively, the “Holders”).

WHEREAS, the Holders are the registered holders and the beneficial owners of all of the issued and outstanding shares of the Company’s Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred”); and

WHEREAS, pursuant to the terms of the Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”), the Series B Preferred is currently entitled to receive, as declared by the Board of Directors of the Company (the “Board”) and out of funds legally available for the purpose, a dividend in the aggregate amount of one (1) dollar, regardless of the number of then-issued and outstanding shares of Series B Preferred. The Certificate of Designations also requires that any remaining dividends allocated by the Board shall be distributed in an equal amount per share to the holders of outstanding shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, and Series B Preferred (on an as-if-converted to Common Stock basis pursuant to the Conversion Rate (as defined in the Certificate of Designation)) (the “Series B Participation Dividends”); and

WHEREAS, the Company and the Holders desire to clarify their intent with respect to the Series B Participation Dividends, if any.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holders hereby agree as follows:

1.             Waiver. The Holders hereby irrevocably and unconditionally waive all rights they hold and prior to the date hereof held to receive the Series B Participation Dividends. Except as specifically provided herein, this Waiver Agreement does not, and is not intended to, effect the waiver of any other rights held by the Holders under the Certificate of Designation.

2.             Certificates and Transfer. It is the intention of the Holders and the Company that the waiver set forth in Section 1 above shall be binding on the Holders and on any transferees of any shares of Series B Preferred. Therefore, the Holders agree to surrender all certificates representing shares of Series B Preferred to the Company for addition of a legend noting the waiver of certain dividend rights pursuant to this Waiver Agreement. Additionally, the Holders agree that the shares of Series B Preferred Stock that they hold may not be transferred, including by operation of law, unless the transferee agrees in writing to be bound by the terms of this Waiver Agreement. Any purported transfer of shares of Series B Preferred Stock in contravention of the foregoing sentence shall be null and void.

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3.             Representations of the Parties. Each party hereby represents and warrants to the others that:

a.               the execution and delivery and performance by such party of this Waiver Agreement: (i) is within such party’s power, (ii) has been duly authorized by all necessary action of such party, (iii) is not in contravention of such party’s organizational documents (as applicable), (iv) does not violate any law or regulation, or any order or decree of any governmental authority applicable to such party, and (v) does not conflict with, or result in the breach or termination, constitute or default under or accelerate any performance required by, any agreement to which such party is bound.

b.               This Waiver Agreement has been duly executed and delivered by or on behalf of such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency, organization, moratorium and other laws affecting creditors’ rights and remedies in general.

4.             Representations of Holders. Each Holder represents and warrants to the Company that it is the sole legal and beneficial owner of the shares of Series B Preferred Stock held by such Holder. Each Holder has good, valid and marketable title to the shares of Series B Preferred Stock held by such Holder, free and clear of any liens, pledges, charges, security interests, encumbrances or other adverse claims. Each Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of the shares of Series B Preferred Stock or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the shares of Series B Preferred Stock.

5.             Miscellaneous.

a.               This Waiver Agreement may be executed in any number of counterparts, with all such counterparts constituting one agreement, binding on all of the parties hereto.

b.               This Waiver Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Nevada, without regard to the conflicts of laws principles thereof. The parties hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Waiver Agreement shall be brought solely in a federal or state court located in the State of Nevada. By execution hereof, the parties hereby covenant and irrevocably submit to the jurisdiction of the federal and state courts located in the State of Nevada and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail addressed to them or their agent, returned receipt requested, with the same force and effect as personally served upon them in the State of Nevada. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party to such action of its reasonably attorney’s fees and disbursements.

c.               Each party agrees that it shall do and preform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificate, instruments, waivers and documents, as the other parties many reasonably request in order to carry out the intent and accomplish the purposes of this Waiver Agreement.

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d.               The terms and conditions of this Waiver Agreement shall inure to the benefit of and be binding upon their respective successors and assigns, including any transferees of the Series B Preferred.

e.               Any notice required or permitted by this Waiver Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon customary confirmation of receipt), addressed to the party to be notified at such party’s address as set forth in the books and records of the Company.

f.                Prior to executing this Waiver Agreement, the Company and each of the Holders have had the benefit of the advice and counsel of their own independent attorneys in understanding and negotiating the terms of this Waiver Agreement.

g.               This Waiver Agreement and the documents referred to herein, constitute the entire agreement between the parties pertaining to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have caused this Waiver Agreement to be duly executed and delivered as of the date in and set forth above.

LIVE VENTURES INCORPORATED

By: /s/ Jon Isaac
Name: Jon Isaac
Title: President & CEO

/s/ Jon Isaac
Jon Isaac

KINGSTON DIVERSIFIED HOLDINGS LLC

By: /s/ Juan Yunis
Name: Juan Yunis
Title: Managing Member

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